Exhibit 99.1

For more information contact:
Stephen S. Romaine, President & CEO
Francis M. Fetsko, CFO
Tompkins Financial Corporation 607.273.3210

For Immediate Release

Monday, July 14, 2008

Tompkins Financial Named To Staton Institute’s List of America’s Finest Companies

ITHACA, NY – Tompkins Financial Corporation (TMP–American Stock Exchange)

Tompkins Financial is pleased to announce that it has been recognized by The Staton Institute® in the 2009 Edition of America’s Finest Companies®. According to The Staton Institute, each year it researches approximately 19,000 U.S.-based public companies to identify America’s Finest Companies®.

Tompkins Financial moved up to the third position on The Staton Institute’s Earnings All Star® list this year for achieving “legitimate” higher earnings per share for 35 consecutive years. Based on The Staton Institute’s information, Tompkins Financial now holds the longest record of continuous growth in earnings per share among U.S.-based publicly traded financial institutions. This year, only 9 companies met Staton’s Earnings All-Star criteria of at least 20 consecutive years of growth in earnings per share.

Tompkins Financial was also again named as one of America’s Smartest Companies®. Only 20 companies met the Staton criteria of at least 10 consecutive years of growth in both dividends and earnings per share to be listed as one of America’s Smartest Companies. Tompkins Financial was also one of only 20 companies to make Staton’s “Super 50” Team, which requires a combined total of consecutive years of growth in dividends and earnings per share of at least 50. According to The Staton Institute, the companies qualifying for the America’s Smartest Companies or “Super 50” Team distinctions rank among the top 0.1% of all publicly traded companies in the United States.

Tompkins Financial CEO Stephen S. Romaine said, “Being consistently named to this elite group of companies speaks highly of the performance of our board and employees. Tompkins Financial is committed to our core values, which include supporting sustainable growth and long term value for our shareholders, customers, employees and the communities we serve. These core values have guided our decisions over the years and separated the long term consistency of our results from what can appear to be a short term focus of many in our industry. We are honored to receive this recognition.”

Tompkins Financial Corporation is a $2.7 billion financial services company headquartered in Ithaca, NY, and the parent of Tompkins Trust Company, The Bank of Castile, Mahopac National Bank, Tompkins Insurance Agencies, Inc., and AM&M Financial Services, Inc. Each Tompkins Financial subsidiary operates with a community focus, meeting the unique needs of the customers and communities it serves.